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EXHIBIT 10.23



                          CHANGE OF CONTROL AGREEMENT



     This Change of Control Agreement (the "Agreement") is made and entered into effective as of January 20, 1998, by and between [NAME] (the "Employee") and General Surgical Innovations, Inc., a California corporation (the "Company").

                                   RECITALS

     A. It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company's Board of Directors (the "Board"). The Board recognizes that such consideration can be a distraction to the Employee, an executive corporate officer of the Company, and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment with the Company.

     C. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Employee's employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient income and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

     E.   Certain capitalized terms used in the Agreement are defined in
Section 4 below.

     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

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          1.   AT-WILL EMPLOYMENT.  The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments or benefits, other than as provided by this Agreement, or as may otherwise be available in accordance with the terms of the Employee's offer letter from the Company dated (the "Offer Letter") and the Company's established employee plans and written policies at the time of termination. The terms of this Agreement shall terminate upon the earlier of (i) the date on which Employee ceases to be employed as an executive corporate officer of the Company, other than as a result of an involuntary termination by the Company without cause, (ii) the date that all obligations of the parties hereunder have been satisfied, or
(iii) two (2) years after a Change of Control. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

          2.   STOCK OPTIONS AND RESTRICTED STOCK.

               (a) EFFECTIVE DATE OF CHANGE OF CONTROL. Subject to Sections 5 and 6 below, in the event of a Change of Control and regardless of whether the Employee's employment with the Company is terminated in connection with the Change of Control, each stock option granted for the acquisition of the Company's securities and all of the shares of Common Stock that are subject to the terms of a Restricted Stock Purchase Agreement ("Restricted Stock") held by the Employee shall become vested on the effective date of the transaction as to fifty percent (50%) of the options and Restricted Stock, respectively, that have not otherwise vested as the date of such Change of Control. Each stock option shall be exercisable to the extent so vested in accordance with the provisions of the Option Agreement and Plan pursuant to which such option was granted, and each share of Restricted Stock shall be freely transferable to the extent so vested in accordance with the provisions of the Stock Purchase Agreement pursuant to which such stock was purchased by Employee.

               (b) SUBSEQUENT VESTING. Subject to Sections 5 and 6 below, assuming the Employee remains employed by the Company (or a successor company) after the Change in Control, the remaining fifty percent (50%) of the stock options and Restricted Stock not vested as of the date of the Change of Control shall vest as follows: (i) 25% of the stock options and Restricted Stock, respectively, on the date twelve (12) months after the date of the Change of Control, and (ii) 25% of the stock options and Restricted Stock, respectively, on the date eighteen (18) months after the date of the Change of Control.

          3.   CHANGE OF CONTROL.

               (a)  TERMINATION FOLLOWING A CHANGE OF CONTROL.  Subject to
Section 5 below, if the Employee's employment with the Company is terminated at any time within two (2) years after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:


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                    (i)  VOLUNTARY RESIGNATION.  If the Employee voluntarily
resigns from the Company (other than as an Involuntary Termination (as defined below)) or if the Company terminates the Employee's employment for Cause (as defined below), then the Employee shall not be entitled to receive severance payments. The Employee's benefits will be terminated under the terms of the offer letter, if applicable, and the Company's then-existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

                    (ii) INVOLUNTARY TERMINATION. If the Employee's employment is terminated as a result of an Involuntary Termination other than for Cause, the Employee shall be entitled to receive the following benefits:

                         (a) severance payments during the period from the
date of the Employee's termination until the date twelve (12) months after the effective date of the termination (the "Severance Period") equal to the salary that the Employee was receiving immediately prior to the Change of Control, which payments shall be paid during the Severance Period in accordance with the Company's standard payroll practices;

                         (b) a pro-rated amount of the Employee's "target
bonus" for the fiscal year in which the termination occurs, based on the number of months such Employee was employed during the fiscal year in which termination occurs, with such payment being made on the termination date, PROVIDED, HOWEVER, that if the "target bonus" has not yet been determined for the fiscal year in which the termination occurs, then Employee shall receive such pro-rated amount based on such Employee's bonus actually received, if any, for the prior fiscal year;

                         (c) continuation of all health and life insurance
benefits through the end of the Severance Period (or, if earlier, until the date on which comparable coverage is made available by a new employer) substantially identical in level and cost to those to which the Employee was entitled immediately prior to the Change of Control, PROVIDED, however, that if the benefits available to Officers of the Company (or successor corporation) are changed after the Employee's termination date, then the Employee's benefits shall be continued at the new level and cost;

                         (d) full and immediate vesting of each unvested
stock option granted for the Company's securities and each share of Restricted Stock held by the Employee on the date of termination so that each such option shall be exercisable in full on the termination date in accordance with the provisions of the Option Agreement and Plan pursuant to which such option was granted, and each such share of Restricted Stock shall be freely transferable to the extent so vested in accordance with the provisions of the Stock Purchase Agreement pursuant to which such stock was purchased by Employee; and

                         (e) forgiveness of the principal and accrued
interest on any loans outstanding that were executed by Employee in connection with the purchase of shares of the Company's Common Stock.


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                         For purposes of this Agreement, the term "target
bonus" shall mean the Employee's base salary immediately prior to the Change of Control multiplied by that percentage of such base salary that is prescribed by the Company under its Management Bonus Program as the percentage of such base salary payable to the Employee as a bonus if the Company pays bonuses at one-hundred percent (100%) of its operating plan.

                    (iii) INVOLUNTARY TERMINATION FOR CAUSE. If the Employee's employment is terminated for Cause, then the Employee shall not be entitled to receive severance payments. The Employee's benefits will be terminated under the Company's then-existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

               (b) TERMINATION APART FROM A CHANGE OF CONTROL. In the event the Employee's employment terminates for any reason, either prior to the occurrence of a Change of Control or after the two (2) year period following the effective date of a Change of Control, then the Employee shall not be entitled to receive any severance payments under this Agreement. The Employee's benefits will be terminated under the terms of the Offer Letter, if applicable, and the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

          4. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

               (a) CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events:

                    (i) OWNERSHIP. Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said
Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company's then outstanding voting securities WITHOUT the approval of the Board of Directors of the Company, PROVIDED, however, that this Section 4(a)(i) shall not apply to the share holdings of Thomas J. Fogarty as a result of his being, at any date, the Beneficial Owner of up to an aggregate of 20% of the total outstanding Common Stock of the Company, plus that number of shares that he is permitted to purchase in accordance with the provisions of any plan, arrangement, agreement or transaction approved by the Board of Directors of the Company or any committee of the Board of Directors; or

                    (ii) MERGER/SALE OF ASSETS. A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company


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approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                    (iii) CHANGE IN BOARD COMPOSITION. A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of January [20], 1998 or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

               (b) CAUSE. "Cause" shall mean (i) gross negligence or willful misconduct in the performance of the Employee's duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law;
(iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

               (c) INVOLUNTARY TERMINATION. "Involuntary Termination" shall include any termination by the Company other than for Cause and the Employee's voluntary termination, upon 30 days prior written notice to the Company, following (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with the Employee's position with the Company and the Employee's prior duties, responsibilities and requirements; (ii) any reduction of the Employee's base compensation (other than in connection with a general decrease in base salaries for most officers of the Company and any successor corporation); or (iii) the Employee's refusal to relocate to a facility or location more than 50 miles from the Company's current location.

          5. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under Sections 2(a), 2(b) and 3(a)(ii) shall be payable either:

               (a)  in full, or

               (b) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under Sections 2(a), 2(b) and


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3(a)(ii), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this
Section 5 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of
Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

          6. CERTAIN BUSINESS COMBINATIONS. In the event it is determined by the Board, upon consultation with Company management and the Company's independent auditors, that the enforcement of any Section of this Agreement, including, but not limited to, Sections 2 and 3(a)(ii) hereof, which allows for the acceleration of vesting of stock options granted for the Company's securities and shares of Restricted Stock held by the Employee upon the effective date of a Change of Control would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such Section of this Agreement shall be null and void. For purposes of this
Section 6, the Board's determination shall require the unanimous approval of the non-employee Board members.

          7. SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employee's rights hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          8. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.


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          9.   MISCELLANEOUS PROVISIONS.

               (a) NO DUTY TO MITIGATE. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

               (b) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

               (c) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

               (d) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

               (e) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

               (f) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

               (g) LEGAL FEES AND EXPENSES. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.


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               (h)  NO ASSIGNMENT OF BENEFITS.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (h) shall be void.

               (i) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

               (j) ASSIGNMENT BY COMPANY. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

               (k) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


                            [Signature page follow)



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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

GENERAL SURGICAL INNOVATIONS, INC.                [NAME]


By:________________________             By:___________________________

Title:_____________________             Title:________________________


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